UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 8)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by Navistar International Corporation, a Delaware corporation (the “Company”) to reflect the expiration of the Preferred Stock Purchase Rights (the “Rights”) registered on a Form 8-A filed by the Company with the Securities and Exchange Commission (File No. 001-09618) on June 22, 2012 (the “Original Form 8-A”).

Item 1.	Description of Registrant’s Securities to Be Registered.

Reference is hereby made to the Original Form 8-A, which was filed by the Company to register the Rights under Section 12(b) of the Securities Exchange Act of 1934. The Rights represented the right to purchase fractional shares of Junior Participating Preferred Stock, Series A of the Company pursuant to that certain Rights Agreement (as amended from time to time, the “Rights Agreement”), dated as of June 19, 2012, between the Company and Computershare Shareowner Services LLC. The Original Form 8-A was previously amended by Amendment No. 1 filed by the Company on October 10, 2012 (“Amendment No. 1”), Amendment No. 2 filed by the Company on October 22, 2012 (“Amendment No. 2”), Amendment No. 3 filed by the Company on June 18, 2013 (“Amendment No. 3”), Amendment No. 4 filed by the Company on July 15, 2013 (“Amendment No. 4”), Amendment No. 5 filed by the Company on June 23, 2014 (“Amendment No. 5”), Amendment No. 6 filed by the Company on June 24, 2014 (“Amendment No. 6”), and Amendment No. 7 filed by the Company on August 29, 2014 (“Amendment No. 7”). The Original Form 8-A, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7, is incorporated herein by reference.

On November 3, 2014, the Rights Agreement expired according to its terms. As a result, all of the rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement have expired.

Item 2.	Exhibits.

Exhibit 4.1	Rights Agreement by and between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the form of Summary of Rights as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on June 20, 2012, File No. 001-09618).

Exhibit 4.2	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.3	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.4	Amendment No. 3 to the Rights Agreement, dated as of October 19, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 22, 2012, File No. 001-9618).

Exhibit 4.5	Amendment No. 4 to the Rights Agreement, dated as of June 17, 2013, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on June 18, 2013, File No. 001-9618).

Exhibit 4.6	Amendment No. 5 to the Rights Agreement, dated as of July 14, 2013, between Navistar International Corporation and Computershare Inc., successor -in-interest to Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on July 17, 2013, File No. 001-9618).

Exhibit 4.7	Amendment No. 6 to the Rights Agreement, dated as of June 17, 2014, between Navistar International Corporation and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on June 23, 2014, File No. 001-9618).

Exhibit 4.8	Amendment No. 7 to the Rights Agreement, dated as of June 23, 2014, between Navistar International Corporation and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on June 24, 2014, File No. 001-9618).

Exhibit 4.9	Amendment No. 8 to the Rights Agreement, dated as of August 29, 2014, between Navistar International Corporation and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on August 29, 2014, File No. 001-9618).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION

/s/ Curt A. Kramer
By: Curt A. Kramer
Title: Secretary

Date: December 11, 2014